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                                                                    EXHIBIT 8.1

                          [SIDLEY & AUSTIN LETTERHEAD]

                               March 23, 1999

CIS Investments, Inc.                              IDS Futures Corporation
General Partner of                                 General Partner of
IDS Managed Futures, L.P.                          IDS Managed Futures, L.P.
233 South Wacker Drive                             IDS Tower 10
Suite 2300                                         Minneapolis, Minnesota 55440
Chicago, Illinois 60606

     Re:  Post-Effective Amendment No. 5 to the Registration Statement
          on Form S-1
          ------------------------------------------------------------

Dear Sir or Madam:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (Reg. No. 33-86894) (the "Post-Effective Amendment") relating to Units of Limited Partnership Interest ("Units") of IDS Managed Futures, L.P. (the "Fund"), a Delaware limited partnership.

     We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion set forth under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Post-Effective Amendment and confirm that it accurately summarizes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

                                         Very truly yours,


                                         SIDLEY & AUSTIN